Exhibit 10.10

FORM OF

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of [_____] (the “Effective Date”) by and between [_____] (hereinafter referred to as “Executive”) and [_____], a [_____] corporation (hereinafter referred to as the “Company”).

RECITALS

The Company (or a subsidiary of the Company) and Executive previously entered into an [employment agreement/offer letter], dated as of [_____] (the “Previous Agreement”);

The Company desires to continue to employ Executive as the [_____] and the Executive desires to continue to be so employed, on and pursuant to the terms of this Agreement, and the Company and Executive desire for this Agreement to supersede and replace the Previous Agreement in its entirety upon the Effective Date.

In consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. TERMINATION OF PREVIOUS AGREEMENT. Each of the Company and Executive acknowledge and agree that, effective as of the date hereof, and without any further action by any of the parties, (a) the Previous Agreement shall be terminated in its entirety with no additional cost or liability to the Company (or its successors or assigns), (b) all rights, obligations and liabilities of the Executive under the Previous Agreement shall cease and (c) the Previous Agreement shall be deemed null and void and of no force or effect.

2. EMPLOYMENT AND DUTIES.

(a) The Company agrees to continue to employ Executive and Executive hereby accepts continued employment by the Company as the [_____], effective as of the Effective Date. The Executive shall perform, to the best of Executive’s ability, experience and talents, such duties as are commensurate with the position of [_____], or as may be assigned from time to time by the Chief Executive Officer of the Company (the “CEO”).

(b) During the Employment Term, Executive shall devote Executive’s entire time, attention and energies to the business of the Company. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from devoting reasonable time for engaging in professional, trade association, charitable or community activities, undertaking such speaking engagements as Executive may select, managing the personal investments of Executive and Executive’s family, and with the approval of the Board of Directors of Applied Aerospace & Defense, Inc. (the “Board”) (which approval shall not be unreasonably withheld) serving on the boards of directors or similar governing bodies; provided that such activities and actions do not, individually or together, interfere with the regular performance of Executive’s duties and responsibilities under this Agreement or involve a conflict of interest with the Company. Except as otherwise provided herein, Executive’s conduct shall be governed by the general rules and policies applicable to employees of the Company.

(c) During the Employment Term, the Executive’s principal place of employment will continue to be in [_____], provided that the Executive may be required to travel from time to time on Company business during the Employment Term.

3. TERM. This Agreement shall commence and is effective upon the Effective Date and continues through the second anniversary of the Effective Date (the “Initial Term”), unless terminated in accordance with the provisions of this Agreement. Thereafter, unless previously terminated or written notice not to renew is provided by either party to the other at least sixty (60) days prior to the end of the Initial Term, this Agreement and the Employment Term shall automatically renew for subsequent one-year periods (the period during which this Agreement is in effect is referred to as the “Employment Term”). Notwithstanding the foregoing, the Employment Term may be earlier terminated in accordance with Section 9 hereof.

4. COMPENSATION.

(a) During the Employment Term, the Company shall pay Executive as base compensation (the “Base Salary”) for Executive’s services an annual salary of $[__], payable in periodic installments in accordance with the Company’s customary payroll practices, less applicable withholdings. The Executive’s base salary shall be reviewed at least annually by the Board, provided that the Executive’s base salary may not be decreased during the Employment Term without the Executive’s consent, other than as part of an across-the-board salary reduction that applies in the same manner to all senior executives.

(b) During the Employment Term, the Executive will be eligible to earn an annual bonus (the “Annual Bonus”) based on a target bonus opportunity of [__]% of the Base Salary (the “Target Bonus”), upon the achievement of one or more performance goals established by the Board (or a committee thereof) in its sole discretion. Any Annual Bonus will be earned and paid in accordance with the annual bonus plan applicable to senior executives generally. The Annual Bonus, if any, will be paid within two and a half (2 1/2) months after the end of the applicable calendar year. Except as otherwise provided in this Agreement (i) the Annual Bonus will be subject to the terms of the Company annual bonus plan under which it is granted and (ii) in order to be eligible to receive an Annual Bonus, the Executive must be employed by the Company on the date that the Annual Bonus is paid.

(c) During the Employment Term, the Executive will be entitled to paid time off on a basis that is at least as favorable as that provided to other similarly situated executives of the Company. The Executive shall receive other paid time off in accordance with the Company’s policies for executives as such policies may exist from time to time.

(d) During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the preceding sentence and the terms of such Employee Benefit Plan and applicable law.

(e) The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

5. INVENTIONS.

(a) The Company shall have all rights including international priority rights in all Inventions (defined as any invention, idea, design, concept, development, technique, discovery or improvement) whether or not patentable and/or subject to protection by intellectual property or patent laws, and all proposals, computer programs and writings, including any patent and copyright interests therein, which Executive authors, conceives or makes, either solely or jointly with others, during Executive’s employment with the Company, which: (i) relate to any subject matter with which Executive’s work for the Company or any of its affiliates may be concerned; (ii) relate to the business, products or services, or actual or demonstrably anticipated research or development, of the Company or the Company’s suppliers or contractors; (iii) involve the use of the time, equipment, materials or facilities of the Company or any of its affiliates; or (iv) relate or are applicable to any phase of the Company’s research and development. Further, during the Employment Term and thereafter, at the reasonable request of the Company and without expense to Executive, Executive agrees to execute all reasonable documents and to take all reasonable actions as may be necessary in order to assign all rights to or otherwise vest good title in (or as directed by) the Company, and protect or exploit such rights, to the property and proprietary rights described in this subsection.

(b) The Company shall have no rights in any Inventions made or conceived by Executive which do not involve any Confidential Information (as defined below), equipment, supplies, facilities or materials of the Company, any of its affiliates or the Company’s suppliers or contractors, and which are developed entirely on Executive’s own time unless: (i) the Invention relates at the time of conception or reduction to practice of the invention to the business, products or services of the Company, any of its affiliates or the Company’s suppliers or contractors; or (ii) the Invention relates to actual or demonstrably anticipated research or development projects of the Company, any of its affiliates or the Company’s suppliers or contractors: or (iii) the Invention results from any services performed by Executive for the Company, any of its affiliates or the Company’s suppliers or contractors.

(c) The term “Confidential Information” as used in this Section 5 and throughout this Agreement shall include information of any nature and in any form which at the time or times concerned is not generally known to those persons engaged in a business similar to that conducted or contemplated by the Company and which relate to any one or more of the aspects of the recent or past business(es) of the Company, any supplier or contractor of the Company, or any of its or their subsidiaries or affiliates, or any of their predecessors. Executive shall have no obligation under this Agreement to maintain in confidence any information that (i) is in the public domain at the time of disclosure, (ii) though originally Confidential Information, subsequently enters the public domain other than by breach of Executive’s obligations hereunder or by breach of another person’s or entity’s confidentiality obligations, or (iii) is shown by documentary evidence to have been known by Executive prior to disclosure to Executive by the Company. Confidential Information expressly does not include information that is not legally protectable under federal or state law or applicable regulations.

(d) Nothing in this Agreement shall prohibit or restrict the Company, Executive or their respective attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation or proceeding relating to this Agreement, or any other agreement, arrangement or relationship to which Executive may become a party that relates to the Company or its affiliates, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating or testifying in any action, investigation or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; (iii) making any other disclosures that are protected under the whistleblower provisions of any applicable law, rule or regulation; or (iv) seeking or accepting any U.S. Securities and Exchange Commission awards or any other protected whistleblower relief; provided that to the extent permitted by law, upon the Company’s or Executive’s receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, such party agrees to give prompt written notice by delivery to the other party, in order to permit such party to protect the interests in confidentiality to the fullest extent possible; and provided that such notice to the Company or Executive does not prevent compliance with the subpoena, court order other legal process, or the law. In addition, nothing in this Agreement shall prohibit or restrict Executive or the Company from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Nothing in this Agreement requires Executive to obtain prior authorization from the Company, or any other person or entity before engaging in any conduct described in this paragraph, or to notify the Company that Executive has engaged in any such conduct. Nothing herein prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful. Further, nothing in this Agreement will prohibit or restrict Executive from speaking with law enforcement, the Equal Opportunity Commission, the state division of human rights, the attorney general, a local commission on human rights or an attorney retained by Executive.

6. RESTRICTIVE COVENANTS.

(a) During the Employment Term and any period in which Executive is employed by the Company or its affiliates, Executive shall not directly or indirectly: (i) solicit or otherwise call upon any of the Company’s or any of its affiliates’ Customers (as defined below), except for or on behalf of the Company or any of its affiliates; (ii) engage in any business that is a Competitor; or (iii) enter into any agreement with or solicit or cause others to solicit, the employment or engagement of any officer, salesperson, contractor, supplier, consultant or employee of the Company or any of its affiliates, for the purpose of causing such officer, salesperson, contractor, supplier, consultant or employee to terminate his, her or its employment with or engagement by the Company or such affiliate.

(b) Without limiting Section 6(a), during the Employment Term and any period in which Executive is employed by the Company or its affiliates, and for a period of twelve (12) months immediately after the Executive’s termination of employment for whatever reason, except with the prior written consent of the Company, Executive shall not directly or indirectly: (i) solicit any employee of the Company to leave the Company that the Executive supervised or had material contact with during the Executive’s employment with the Company; or (ii) use any of the Company’s Confidential Information (as defined in Section 5 above) and Trade Secrets (as defined in Section 8 below) to solicit any (A) supplier, vendor, contractor or Customer of the Company to terminate his, her or its relationship or business with the Company, or make any change adverse to the Company in such relationship or business with the Company, or (B) Potential Customer to convince or prevent such Potential Customer from either entering into a relationship or conducting business with the Company.

For purpose of this Agreement:

“Competitor” shall mean any business engaged as a business rival to the Company in the design, fabrication, manufacture, assembly or sale of: (1) products or services similar to or competitive with the Company’s products or services during the term of Executive’s employment with the Company; or (2) products or services similar to or competitive with those products or services planned or proposed to be introduced by the Company and known to the Executive at the time of the Executive’s termination of employment with the Company;

“Customer(s)” shall mean a person, firm or other entity which within one year prior to the date of Executive’s termination with the Company acquired products or services directly or indirectly from the Company (or from one or more of its predecessor entities); and “Potential Customer(s)” shall mean a person, firm or other entity which the Company, within one (1) year prior to the date of Executive’s termination with the Company, directly or indirectly solicited, prepared a proposal or developed a plan, product or service for, or was preparing to solicit within one (1) year prior to the date of termination of Executive’s employment with the Company, provided Executive knew about or was involved in the Company’s solicitation or preparation to solicit.

7. REMOVAL OF DOCUMENTS. No documents, files records, film, tapes or other media, correspondence, notes, customer lists, brochures, catalogues or other papers (including copies) containing Confidential Information shall be removed from the Company’s premises, except as Executive’s duties to or for the Company may require, and in such case Executive will immediately return such to the Company. Executive will not copy or duplicate any of the foregoing materials for Executive’s own use or for any purpose whatsoever unless required for the Company’s business or benefit or otherwise specifically requested to do so by the Company. Executive shall also return all Company property including Company electronic files at the end of Executive’s employment with Company or upon the Company’s earlier request. The provisions of this Section shall survive the termination of this Agreement for any reason, to the extent allowed by law.

8. TRADE SECRETS.

(a) Executive understands that during the course of Executive’s employment, Executive has acquired and will continue to acquire and have access to Trade Secrets (as defined below) and other Confidential Information (as defined above) of the Company, its affiliates, suppliers, contractors and customers and potential customers, whether or not reduced to writing, patented, copyrighted or trademarked, all of which is confidential in nature and of great value to the Company. Executive will not divulge any Trade Secrets or Confidential Information to any other person, firm or other entity, or use, rely on, or permit the use of any of Trade Secrets or other Confidential Information other than pursuant to this Agreement on behalf of the Company. “Trade Secrets” is to be broadly defined and includes (a) all information that has or could have commercial value or other utility in the business in which the Company or its customers are engaged or in which they contemplate engaging, and (b) all information that, if disclosed without authorization, could be detrimental to the interest of the Company or its Customers, whether or not such information is identified as Trade Secrets by the Company or its Customers. By example and without limitation, Trade Secrets includes all information on the Company’s operating techniques, processes, formulas, trade secrets, inventions, discoveries, improvements, research or development test results, specifications, data, know-how, formats, marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections and customer and supplier identities, characteristics and agreements. The provisions of this Section shall survive termination of this Agreement for any reason. Executive shall have no obligation under this Agreement to maintain in confidence any information not considered Confidential Information. Trade Secrets expressly does not include information that is not legally protectable under federal or state law or applicable regulations. Nothing stated in this Agreement is intended to limit or restrict rights under applicable law such as engaging in protected activity under the National Labor Relations Act, including discussing wages, hours, or working conditions.

(b) 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(i) is made—(A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

9. TERMINATION. The Employment Term may be terminated by either the Company or the Executive at any time and for any reason or for no reason, subject to any notice requirements set forth herein. Upon termination of the Employment Term, the Executive is entitled to the compensation and benefits described in Section 10 and has no further rights to any compensation or any other benefits from the Company or any of its affiliates. The Employment Term may terminate:

(a) DEATH. Automatically upon the Executive’s death.

(b) DISABILITY. Upon ten days’ prior written notice by the Company to the Executive of termination due to Disability. For purposes of this Agreement, “Disability” means the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of the Executive’s job, with or without reasonable accommodation, for 180 days out of any 365-day period or for 120 consecutive days.

(c) CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. “Cause” means the Executive’s:

(i) willful misconduct or gross negligence in the performance of the Executive’s duties to the Company that has or could reasonably be expected to have a material adverse effect on the Company;

(ii) willful failure to perform the Executive’s material duties that continues after the Company’s written request of such performance or willful failure to follow the lawful directives of the CEO (other than as a result of death or Disability);

(iii) failure to reasonably cooperate in any audit or investigation involving the Company or its subsidiaries that continues after the Company’s written request of such cooperation;

(iv) conviction of, or pleading guilty or nolo contendere to, any crime involving moral turpitude or any felony;

(v) embezzlement, fraud, theft, malfeasance, dishonesty or misappropriation of the Company’s property; or

(vi) material breach of this Agreement or any other written agreement with the Company, or material violation of the Company’s code of conduct or other written policy as in effect from time to time.

Any determination of Cause by the Company will be made by a resolution approved by a majority of the members of the Board, provided that no such determination may be made until the Executive has been given written notice detailing the specific Cause event and a period of thirty days following receipt of such notice to cure such event (if susceptible to cure) to the reasonable satisfaction of the Board. Notwithstanding anything to the contrary contained herein, the Executive’s right to cure as set forth in the preceding sentence will not apply if there are habitual or repeated breaches by the Executive.

(d) WITHOUT CAUSE. Upon thirty days’ prior written notice by the Company to the Executive of an involuntary termination without Cause (other than for death or Disability).

(e) GOOD REASON. Upon written notice by the Executive to the Company of a termination for Good Reason. “Good Reason” means the occurrence of any of the following events during the Employment Term without the written consent of the Executive, unless such events are corrected in all material respects by the Company within thirty days following Executive’s written notification to the Company of the occurrence of any such event(s):

(i) material reduction in Base Salary or Target Bonus other than a general reduction in Base Salary affecting all similarly situated executives;

(ii) material diminution in the Executive’s title, duties, authorities or responsibilities (provided that the foregoing shall not include actions taken on a temporary basis while the Executive is physically or mentally incapacitated);

(iii) a material breach by the Company of a material term of this Agreement or any other agreement with the Executive; or

(iv) relocation of the Executive’s primary work location by more than fifty miles from Executive’s then current location.

The Executive will provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within thirty days after the first occurrence of such circumstances and actually terminate employment within thirty days following the expiration of the Company’s thirty-day cure period described above if the applicable condition has not been cured. Otherwise, any claim of such circumstances as Good Reason will be deemed irrevocably waived by the Executive.

(f) WITHOUT GOOD REASON. Upon thirty days’ prior written notice by the Executive to the Company of the Executive’s resignation without Good Reason. In the event of a termination of the Executive’s employment by the Executive without Good Reason, the Company may, in its sole and absolute discretion, by written notice, accelerate such date of termination and/or place Executive on a leave of absence, reduce or alter Executive’s duties, and/or limit Executive’s access to or contact with clients, employees, offices, electronic systems and/or property of the Company, so long as, in the event that the Company takes any such action, the Company will continue to pay the Executive the Executive’s Base Salary, and Executive may continue to participate in the applicable employee benefit plans as an active employee to the extent permitted by and in accordance with the terms of such plans as in effect from time to time, through the end of the thirty-day notice period; provided, that in no event shall any of the aforementioned actions taken by the Company constitute Good Reason.

(g) EXPIRATION OF EMPLOYMENT TERM; NON-EXTENSION OF AGREEMENT. Upon the expiration of the Employment Term due to a non-extension of this Agreement by the Company or the Executive pursuant to the provisions of Section 3 hereof.

10. CONSEQUENCES OF TERMINATION.

(a) DEATH. In the event of a termination on account of the Executive’s death, the Executive or the Executive’s estate, as the case may be, is entitled to the following:

(i) any accrued but unpaid Base Salary through the date of termination, payable on the pay date immediately following the date of the Executive’s termination in accordance with the Company’s regular payroll practices;

(ii) reimbursement for unreimbursed business expenses properly incurred by the Executive, payable in accordance with the Company’s expense reimbursement policy;

(iii) any accrued but unused paid time off in accordance with Company policy, payable on the pay date immediately following the date of the Executive’s termination in accordance with the Company’s regular payroll practices or on such earlier date as may be required by law;

(iv) all other payments, benefits or fringe benefits to which the Executive is entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant, provided that in no event will the Executive be entitled to any severance or termination payments except as specifically provided in this Agreement (collectively, payments in Section 10(a)(i) through 10(a)(iv) hereof, the “Accrued Benefits”);

(v) any earned but unpaid Annual Bonus with respect to the calendar year ending on or preceding the date of termination, payable on the otherwise applicable payment date (the “Prior Year Bonus”); and

(vi)  a payment equal to the product of (A) the Annual Bonus, if any, that the Executive otherwise would have earned for the calendar year that includes the date of termination had no such termination occurred, based on actual achievement of the applicable performance goals for such year and (B) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year (the “Pro Rata Bonus”), payable on the date the Annual Bonus for the year of termination would otherwise have been paid.

(b) DISABILITY. In the event of a termination on account of the Executive’s Disability, the Company will pay the Executive the Accrued Benefits, the Prior Year Bonus and the Pro Rata Bonus.

(c) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON OR AS A RESULT OF EXECUTIVE NONRENEWAL. In the event of a termination (x) by the Company for Cause, (y) by the Executive without Good Reason, or (z) as a result of the Executive’s non-extension of the Employment Term as provided in Section 3 hereof, the Company will pay the Executive the Accrued Benefits.

(d) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON OR AS A RESULT OF COMPANY NONRENEWAL. In the event of a termination (x) by the Company other than for Cause, (y) by the Executive for Good Reason, or (z) as a result of the Company’s non-extension of the Employment Term as provided in Section 3 hereof, the Company will pay or provide to the Executive the Accrued Benefits and subject to Executive’s compliance with the obligations in Sections 5, 6, 8 and Section 11:

(i) substantially equal installment payments payable in accordance with the Company’s regular payroll practices, but no less frequently than monthly, which are in the aggregate equal to 1.0 times the sum of the Base Salary and Target Bonus for the year that includes the date of termination; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Section 409A, any such payment scheduled to occur during the first sixty days following the termination will not be paid until the first regularly scheduled pay period following the sixtieth day following such termination and will include payment of any amount that was otherwise scheduled to be paid prior thereto;

(ii) the Prior Year Bonus;

(iii)  the Pro Rata Bonus, payable on the date the Annual Bonus for the year of termination would otherwise have been paid, but in any event no later than March 15 of the calendar year following the end of the calendar year that includes the date of termination; and

(iv) subject to the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), reimbursement to the Executive for the monthly COBRA premium paid by the Executive for the Executive and the Executive’s dependents for a period of twelve months, provided that the Company may modify the continuation coverage to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of Section 105(h) of the Internal Revenue Code of 1986, as amended; the Patient Protection and Affordable Care Act of 2010, as amended; and/or the Health Care and Education Reconciliation Act of 2010, as amended, and in each case, the regulations and guidance promulgated thereunder (to the extent applicable); and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such COBRA premium reimbursements will immediately cease.

Payments and benefits provided in this Agreement are in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any Company policies or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(e) RESIGNATION FROM ALL OTHER POSITIONS. Upon any termination of the Employment Term, the Executive will promptly resign, and will be deemed to have automatically resigned, from all positions that the Executive holds as a member of the Board, officer, director or fiduciary of the Company or any of its affiliates. The Executive will take all actions reasonably requested by the Company to give effect to this provision.

(f) EXCLUSIVE REMEDY. The amounts payable to the Executive following termination pursuant to Section 10 hereof will be in full and complete satisfaction of the Executive’s rights under this Agreement and any other claims that the Executive may have in respect of employment with the Company or any of its affiliates, and the Executive acknowledges that such amounts are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Employment Term or any breach of this Agreement by the Company.

(g) NO DUTY TO MITIGATE. The Executive shall not be required to mitigate the amount of any payment or benefit provided pursuant to this Agreement by seeking other employment or otherwise, and the amount of any payment or benefit provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

11. RELEASE; CLAWBACK. Any and all amounts payable and benefits provided beyond the Accrued Benefits pursuant to Section 10(d) (the “Severance Benefits”) will only be payable if, within sixty days following termination, the Executive executes and delivers to the Company and does not revoke a general release of claims in favor of the Company in a form reasonably satisfactory to the Company. The first such payment of the Severance Benefits will include all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the effective date of the Executive’s termination of employment. Any delay in the payment of the Severance Benefits will not extend the period of time that the Severance Benefits are payable pursuant to Section 10(d). During such time that the Executive is receiving the Severance Benefits, if (A) the Company discovers grounds constituting Cause existed before the Executive’s termination or (B) the Executive breaches any of the covenants set forth in Sections 5, 6 or 8, the Executive’s right to receive the Severance Benefits will immediately cease and be forfeited, and the pre-tax value of any Severance Benefits previously paid to the Executive will be immediately repaid by the Executive.

12. ARBITRATION AND EQUITABLE RELIEF.

(a) Any dispute or claim arising out of, in relation to, or in connection with this Agreement, or the interpretation, making, performance, breach or termination thereof, or Executive’s hiring or termination or non-renewal of any term of such employment, shall be settled by binding arbitration in [Delaware], under the Commercial Arbitration Rules of the JAMS by one or more arbitrators appointed in accordance with said rules. Such arbitration is in lieu of any court or any trial to which Executive or the Company would be entitled to and covers all common law and statutory claims, lawsuits, disputes, and/or controversies that Executive may have against the Company or that the Company may have against Executive arising from, relating to or having any relationship or connection whatsoever with, Executive’s employment by, separation from, or other association with the Company. This arbitration agreement will include all possible claims noted above, excluding claims for workers’ compensation or unemployment compensation benefits. Nothing herein shall prevent Executive or the Company from filing a claim or charge with any federal, state or local government agency or otherwise require arbitration of a claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement. The arbitration procedure specified in this Agreement shall be applicable only to judicially cognizable claims, and not to any dispute or claim that in the absence of this Agreement would not be judicially cognizable. The Company and Executive agree to waive their rights to a civil trial by a judge or a jury or other judicial resolution. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. To the fullest extent permitted by law, Executive waives any right or ability to participate in any court proceeding, including any class, collective, or multi-party action, against the Company or any of its affiliates. Executive also agrees to bring any arbitrations only on an individual basis (and not as a co-claimant with any other individual(s) against the Company or any of its affiliates), or on a putative class or collective basis.

(b) This Agreement and arbitration agreement shall be governed by the laws of the State of [Delaware]. Executive understands that the arbitrator shall apply [Delaware] law to the merits of any dispute or claim, with reference to rules of conflict of law. The Company shall pay all arbitrator fees and arbitration forum expenses for the arbitration process. Each party shall pay its own litigation costs (e.g., copying, depositions, witnesses and expert fees) and attorneys’ fees to the same extent it would in a court of law, unless the arbitrator, applying the same rules as a court in such situations and in accordance with applicable law, rules otherwise. The arbitration shall be conducted on a strictly confidential basis.

(c) Notwithstanding the foregoing, before appointment of the arbitrator and in exceptional circumstances even thereafter, the parties may apply to any court of competent jurisdiction in [Delaware] for a Temporary Restraining Order, Preliminary Injunction, or other interim or conservatory relief, in aid of arbitration, as necessary, without breach of this arbitration agreement and without any abridgment of the powers of the arbitrator. Because Executive agrees that it would be impossible or inadequate to measure and calculate the Company’s damages for any breach of covenants set forth in Sections 5 through 8 of this Agreement, and such breach would result in irreparable and continuing damage to the Company, Executive agrees that the Company has, in addition to any other right or remedy available, the rights to equitable remedies described above. Executive further agrees that no bond or other security shall be required in obtaining any such equitable relief.

13. SEVERABILITY. The provisions of this Agreement shall be severable. The unenforceability or invalidity of any one or more provisions, clauses or sentences hereof shall not render any other provision, clause or sentence herein contained unenforceable or invalid. The portion of the Agreement which is not invalid or unenforceable shall be considered enforceable and binding on the parties and the invalid or unenforceable provisions(s), clause(s), or sentence(s) shall be deemed excised, modified or restricted to the extent necessary to render the same valid and enforceable, and this Agreement shall be construed as if such invalid or unenforceable provision(s), clause(s) or sentence(s) were omitted. The provisions of this Section shall survive the termination of this Agreement for any reason.

14. SECTION 280G.

(a) If the Executive is a “disqualified individual” (as defined in under Section 280G (collectively with the regulations promulgated thereunder, “Section 280G”) of the Internal Revenue Code of 1986, as amended (the “Code”), and if the amount payable to the Executive hereunder, as well as any other “parachute payment” as such term is defined under Section 280G, payable to the Executive (the “Covered Payments”), exceeds the limitations of Section 280G such that an excise tax will be imposed under Section 4999 of the Code (the “Excise Tax”), then the Company will use commercially reasonable best efforts to obtain shareholder approval in accordance with the terms of Section 280G(b)(5)(B) of the Code, if available.

(b) If the shareholder approval exception under Section 280G is not available, or if after using commercially reasonable best efforts, the Company is otherwise unable to avoid the imposition of the Excise Tax as to the Covered Payments, then, before making the Covered Payments, a calculation will be made, at the Company’s sole cost, comparing (i) the Net Benefit (as defined below) to the Executive of the Covered Payments to (ii) the Net Benefit to the

Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. ”Net Benefit” will mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and the Excise Tax. Any such reduction will be made by the Company in its sole discretion consistent with the requirements of Section 409A of the Code. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts will be reduced (but not below zero) on a pro rata basis.

15. SECTION 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A:

(a) Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A;

(b) if Executive is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, as determined in good faith by Company, then, amounts which are subject to Section 409A, that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Executive and the Company during the six (6) month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six (6) months following Executive’s separation from service (or, if earlier, Executive’s date of death);

(c) amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year; and

(d) if any severance amount payable under a plan or agreement that Executive may have a right or entitlement to as of the date of this Agreement constitutes deferred compensation under Section 409A, then the portion of the benefits payable hereunder equal to such other amount shall instead be provided in the form set forth in such other plan or agreement.

The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Executive understands and agrees that Executive shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by Executive on account of non-compliance with Section 409A.

16. MISCELLANEOUS.

(a) From time to time, the Company may wish to use Executive’s name, voice, signature, photograph or likeness in its public relations or promotional activities. Executive consents to the use of such materials by the Company for such promotional purposes, including but not limited to use in advertisements, brochures, videotapes and films. In addition, Executive releases the Company from any financial obligation to Executive for such uses other than from damages to the Executive resulting from the misuse of Executive’s name, voice, signature, photograph or likeness.

(b) The rights and benefits of the Company under this Agreement shall be assignable to any affiliate of the Company as well as to any purchaser of all or substantially all of the assets or stock of the Company. Executive may not assign or delegate any of Executive’s rights or obligations hereunder without first obtaining the written consent of the Company.

(c) The waiver of any breach of the terms of this Agreement shall not constitute the waiver of any other or further breach hereunder, whether or not of a like nature or kind. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person or party against whom charged.

(d) This Agreement (as modified by Exhibit A), including any and all exhibits attached hereto, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof. Executive acknowledges and agrees that Executive shall continue to remain bound by any and all obligations and restrictive covenants, including all cooperation, confidentiality, intellectual property, nonsolicitation, and nondisparagement obligations that Executive owes to the Company or its affiliates. No amendment or modification of the terms of the Agreement shall be binding upon either party unless reduced to writing and signed by Executive and a duly appointed officer of the Company.

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IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first above written.

“COMPANY”	“EXECUTIVE”

[_____]	[_____]

By: [_____]
Title: [_____]

[Signature Page to Employment Agreement]

EXHIBIT A

Certain Modifications to the Restrictive Covenants

Certain Modifications to the Restrictive Covenants provisions of the Agreement are hereby modified in certain states as described in this Exhibit A. Notwithstanding the foregoing provisions of the Agreement, in the event that Executive was authorized by the Company to perform the majority of services in a state set forth in this Exhibit A as of (i) Effective Date or (ii) termination of Executive’s employment with the Company, the modifications to this Agreement set forth in this Exhibit A in respect of such state shall apply (and if Executive was authorized by the Company to perform the majority of services in more than one state, the most recently authorized state shall govern). Except as set forth below, all other terms of the Agreement shall apply to Executive.

Alabama

For purposes of Section 6(b)(i), the restriction shall be limited to the solicitation of any employee of the Company that is in a position uniquely essential to the management, organization or service of the business of the Company.

California

Notwithstanding anything to the contrary in the Agreement, the Agreement will be governed by the laws of the State of California and any proceeding or arbitration will take place in the State of California.

Virginia

The restrictions set forth in Section 5 shall apply during the Employment Term, for a period of five years thereafter, and to the extent the information qualifies as a trade secret under applicable law, at all times thereafter.

[Exhibit A to Employment Agreement]